                                        December 20, 2006

Churchill Ventures Ltd.
50 Revolutionary Road
Scarborough, New York 10510

Re:	Churchill Ventures Ltd.
Registration Statement on Form S-1
File No. 333-135741

Gentlemen:

                We have acted as counsel to Churchill Ventures Ltd., a Delaware corporation (the “Company”), in connection with the Company's Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers the registration of (i) 13,750,000 units (the “Units”) issuable to the public, each Unit consisting of (a) one share of the Company's common stock, $.001 par value per share (the “Common Stock”), and (b) one warrant to purchase one share of Common Stock at an exercise price of $6.00 per share (the “Public Warrants”), (ii) all shares of Common Stock and all Warrants issued as part of the Units and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.

                In connection with this opinion, we have examined originals or copies of the following documents (the “Transaction Documents”): (a) the Registration Statement; (b) the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agent”); (c) the Warrants; and (d) such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below.

                This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or

Churchill Ventures, Ltd.
December 20, 2006

copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

                Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion.

                We express no opinion as to the enforceability of any particular provision of any of the Transaction Documents relating to or constituting waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process.

                This opinion is limited solely to the federal laws of the United States, the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and, as to the Warrants constituting valid and legally binding obligations of the Company, solely to the laws of the State of New York. Our opinion is based on these laws as in effect on the effective date of the Registration Statement.

                We note that certain of the Transaction Documents contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a "Chosen-Law Provision"). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Transaction Documents.

                Subject to all of the foregoing, we are of the opinion that

                1.      The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

                2.      Each Warrant included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related Prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

Churchill Ventures, Ltd.
December 20, 2006

                3.      The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrant Agreement, the Registration Statement and related Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

                4.      The Units, when issued and paid for as contemplated by the Registration Statement and the related Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

                We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

/s/ Reitler Brown & Rosenblatt LLC